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                                                                  EXHIBIT (d)(2)

                     [KIEWIT MATERIALS COMPANY LETTERHEAD]


                                January 10, 2002


VIA FACSIMILE
Mr. David Clarke
President
Rinker Materials Corporation
1501 Belevedere Road
West Palm Beach, Florida 33406

Dear Mr. Clarke:

         Rinker Materials Corporation ("you") has advised us of your interest in exploring a possible transaction (a "Transaction") involving you and Kiewit Materials Company and its subsidiaries (collectively, the "Company"). In connection with your analysis of a Transaction with the Company, you have requested and/or may request certain oral and written non-public information concerning the Company which may be supplied to you by officers, directors, employees and/or advisors or representatives of the Company. Such information, whether furnished before or after the date hereof, regardless of the manner in which it is furnished, together with all memoranda, notes, analyses, compilations, studies or other documents prepared by you or your Representatives which reflect or are generated from such information are collectively referred to in this Agreement as "Information". As a condition to being furnished with Information, you agree (and agree to cause your directors, officers, employees, advisors and representatives (collectively, "Representatives")) to treat the Information in accordance with the following:

         1. The Information will be used solely for the purposes of evaluating a Transaction between the Company and you and will not be used in any way, directly or indirectly, detrimental to the Company. Unless and until you have completed a Transaction with the Company pursuant to a definitive agreement (the "Transaction Agreement'), such Information will be kept confidential by you; provided, however, that you may disclose the Information or portions thereof to those of your Representatives who need to know such Information for the sole purpose of evaluating a possible Transaction with the Company (it being understood that you will inform those Representatives of the confidential nature of the Information and the possible Transaction and direct them not to disclose the Information to any other person). You agree to be responsible for any breach of this Agreement by your Representatives. You further agree not to contact any of the directors, officers or employees of the Company concerning this Transaction, but rather to direct all of your communications to Mr. James Goodwin, Director, Kiewit Materials Company, 152 West 57th Street, 45th Floor, New York, NY 10019, telephone (212) 373-0890, facsimile (212) 373-0891, until the Company specifically authorizes you to do otherwise.


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         If you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Information supplied to you in the course of your dealings with the Company or its representatives, you will, if legally permitted, (i) provide the Company with prompt notice of such request(s) and the documents requested so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement, and
(ii) consult with the Company as to the advisability of the Company taking legally available steps to resist or narrow such request. If in the absence of a protective order or the receipt of a waiver hereunder you are nonetheless, in the opinion of your legal counsel, compelled to disclose Information concerning the Company, you may disclose such Information without liability hereunder; provided, however, that you shall give the Company written notice of such Information as far in advance of its disclosure as is practicable and shall use reasonable efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Information required to be disclosed or produced.

         2.       The term "Information" does not include any information which
(i) is or hereafter becomes generally available to and known by the public (other than as a result of an unauthorized disclosure directly or indirectly by you or your Representatives), (ii) is or becomes available to you on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not at the time of such disclosure bound by a confidentiality agreement with or other obligation of secrecy to the Company, or (iii) has already been or is hereafter independently acquired or developed by you without using Information or violating any confidentiality agreement with, or other obligation of secrecy to, the Company.

         3. If the Company so requests, then you will return promptly to the Company all copies, extracts or other reproductions in whole or in part of the Information furnished by or on behalf of the Company in your possession or in the possession of your Representatives and you will destroy all copies of any memoranda, notes, analyses, compilations, studies or other documents prepared by you or for your use based on, containing, or reflecting any Information. Such destruction shall, if requested, be certified in writing to the Company by an authorized officer supervising such destruction.

         4. Without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person either the fact that any investigations, discussions or negotiations are taking place concerning a possible Transaction between the Company and you, or that you have requested or received Information from the Company, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof. The term "person" as used throughout this Agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership, entity, association or individual.

         5. You understand and acknowledge that the Company is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and neither the Company nor any of its directors, officers, employees, stockholders, representatives or agents will have any liability to you or any other person resulting from your


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use of the Information. Only those representations or warranties that are made to you in a definitive Transaction Agreement when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Transaction Agreement, will have any legal effect.

         6. You agree that for a period of two (2) years from the date of this Agreement you will not, directly or indirectly, solicit any employee of the Company for the purpose of hiring such person as an employee or a consultant. It is understood that this provision does not preclude you from hiring a Company employee who responds to a general public advertisement for employment.

         7. You agree that for a period of two (2) years from the date of this Agreement, unless you have been specifically invited in writing by the Company's Board of Directors, neither you nor any of your affiliates or Representatives will in any manner, either directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, cause or participate in, or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, cause or participate in
(i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; (ii) any tender or exchange offer, merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934) with respect to any matter set forth in this paragraph; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors, or policies of the Company; (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in clause (a) above; or (e) make any public announcement, or disclose any intention, plan or arrangement with respect to the foregoing, or enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree that during such two
(2) year period you will not, directly or indirectly, request that the Company (or its directors, officers, employees, or agents) amend or waive any provision of this paragraph.

         8. You understand and agree that unless and until a Transaction Agreement has been executed and delivered, no contract or agreement providing for a Transaction with the Company shall be deemed to exist between you and the Company, and neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this or any written or oral expression thereof, except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this Agreement, the term "Transaction Agreement" does not include any executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer or bid made by you.

         9. You agree that money damages would not be sufficient remedy for any breach of this Agreement by you or your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available to the Company at law or in equity. You also further agree that service of any process, summons, notice or document by


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U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceedings brought against you in any court.

         10. You further understand and agree that: (i) the Company shall be free to conduct the process for a Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other person and entering into a definitive agreement without prior notice to you or any other person); (ii) the Company shall have the right to decline to furnish further Information and to terminate discussions and negotiations with you at any time; (iii) any of the procedures relating to a Transaction may be changed at any time without notice to you or any other person; (iv) the Company shall have the right to reject or accept any potential proposal, offer or participant therein, for any reason whatsoever, in its sole discretion; and (v) neither you nor any of your Representatives shall have any claim whatsoever against the Company or its Representatives arising out of or relating to a Transaction (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof). The exercise by the Company of these rights shall not affect the enforceability of any provision of this Agreement.

         11. This Agreement is for the benefit of the Company and will be governed and construed in accordance with the laws of the State of Nebraska without regard to conflict of laws principles. Any action brought in connection with this Agreement shall be brought in the federal or state courts located in Omaha, Nebraska, and the parties hereto hereby irrevocably consent to the jurisdiction of such courts.

         12. You hereby acknowledge that you are aware, and that you will advise your Representatives, that the United States securities laws prohibit any person who has received material, non-public information concerning certain matters which are the subject of this Agreement from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         13. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power or privilege under this Agreement. All modifications of, waivers of and amendments to this Agreement must be in writing and signed by you and the Company.


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         If you agree with the foregoing, please sign this letter and return one executed copy, which will constitute our agreement with respect to the subject matter of this letter.


                                    Very truly yours,

                                    KIEWIT MATERIALS COMPANY


                                    By:  /s/ Christopher J. Murphy
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                                       Christopher J. Murphy, President


CONFIRMED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

RINKER MATERIALS CORPORATION

By:  /s/ Peter W. Trimble
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Name:  Peter W. Trimble
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Title: Vice President, Strategy & Development
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